Exhibit 10.1

HAYNES INTERNATIONAL, INC.

DEFERRED COMPENSATION PLAN

Effective Date: November 20, 2017

HAYNES INTERNATIONAL, INC.

DEFERRED COMPENSATION PLAN

This Plan is hereby adopted by Haynes International, Inc., a Delaware corporation (the “Company”);

W I T N E S S E T H:

WHEREAS, the Company maintains the Haynes International, Inc. 401(k) Retirement Plan (the “401(k) Plan”); and

WHEREAS, the Company now desires to establish the Haynes International, Inc. Deferred Compensation Plan (the “Plan”) in order to permit certain Non-Employee Directors of the Company and certain management and highly compensated Employees of the Company and other Participating Companies to make deferrals of (i) all or a portion of their future LTIP Awards granted in the form of restricted stock grants, and (ii) to the extent later expressly permitted by a deferral election form provided by the Plan Administrator , future Annual Cash Retainers and Committee Chair Cash Retainers while serving in such capacity (in the case of the Non-Employee Directors) and to make deferrals of future Base Salary, AIP Compensation and other LTIP Awards while serving in such capacity (in the case of Employees) and to receive Match Amounts with respect to certain of such deferrals; and

WHEREAS, the Board of Directors of the Company has approved adoption of the Plan;

NOW, THEREFORE, the Company’s Board of Directors hereby adopts the Plan, effective November 20, 2017, as follows:

ARTICLE 1
PRELIMINARY PROVISIONS

1.1.                      Name.  The name of this Plan shall be the Haynes International, Inc. Deferred Compensation Plan.

1.2.                      Effective Date.  This Plan shall be effective November 20, 2017.

1.3.                      Purpose.  This Plan is hereby established to provide unfunded deferred compensation to certain Non-Employee Directors of the Company and certain management and highly compensated Employees of the Company and the other Participating Companies under certain conditions specified herein.

1.4.                      Plan for a Select Group.  This Plan only shall cover Non-Employee Directors and Employees of the Company and the other Participating Companies who are members of a “select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA.  The Company shall have the authority to take any and all actions necessary or desirable in order that this Plan shall satisfy the requirements set forth in ERISA and lawful regulations and other lawful guidance thereunder applicable to plans maintained for individuals who are members of a select group of management or highly compensated employees.  This Plan shall be administered in such a manner, and benefits hereunder shall be so limited, notwithstanding any apparently contrary provision of this Plan, in order that this Plan shall constitute such a plan.

1.5.                      Not a Funded Plan.  It is the intention and purpose of the Company and the other Participating Companies that this Plan shall be deemed to be “unfunded” for federal income tax purposes as well as being such a plan as would properly be described as “unfunded” for purposes of Title I of ERISA.  This Plan shall be administered in such a manner, notwithstanding any apparently contrary provision of this Plan, in order that it will be so deemed and would be so described.  For the avoidance of doubt, establishment of a “rabbi trust” (if any) or acquisition of corporate owned life insurance (if any) in connection with this Plan shall in no way be deemed to alter the status of this Plan as unfunded as hereinbefore provided in this Section.

1.6.                      Section 409A Compliance.  It is the intention and purpose of the Company, the other Participating Companies and Participants that this Plan shall be deemed at all relevant times to be in compliance with Section 409A of the Code (as hereinafter defined) and lawful regulations and other lawful guidance thereunder.  Notwithstanding any apparently contrary provision of this Plan, this Plan shall be interpreted and administered in such a manner that it will be so deemed.  For purposes of Code Section 409A, the right to receive a series of installment payments under this Plan shall be treated as a right to a series of separate payments.

ARTICLE 2
DEFINITIONS

Unless the context otherwise indicates, the following words used herein shall have the following meanings wherever used in this Plan:

2.1.                      Adoption Date.  The words “Adoption Date” shall mean the date as of which any Participating Company shall have adopted the Plan.

2.2.                      Affiliated Company.  The words “Affiliated Company” generally shall mean any corporation which would be defined as a member of a “controlled group of corporations” within the meaning of Code Section 414(b) which includes the Company or any Participating Company or any business organization which would be defined as a trade or business (whether or not incorporated) which is under “common control” within the meaning of Code Section 414(c) with the Company or any Participating Company but, in each case, only during periods any such corporation or business organization would be so defined.  This definition shall be modified in the following circumstances: (a) for purposes of the definition of “Separation from Service” the modification described in Treasury Regulation 1.409A-1(h) shall apply; and (b) for purposes of determining whether Shares are “Service Recipient Stock” with respect to an individual, the modification described in Treasury Regulation Section 1.409A-1(b)(5)(iii) shall apply.

2.3.                      AIP.  The acronym “AIP” shall mean the Haynes International, Inc. Annual Incentive Plan, as the same may be amended from time to time and any successor thereto.

2.4.                      AIP Compensation.  The words “AIP Compensation” shall mean an Employee Participant’s annual incentive award for services rendered to a Participating Company while a Participant, payable pursuant to the AIP.  A Participant’s AIP Compensation will not be reduced by amounts which are excluded from taxable income under Code Sections 125, 402(e)(3) or 402(h) or deferred under this Plan.  A Participant’s AIP Compensation will not include AIP Compensation previously deferred in accordance with the terms of this Plan when paid.

2.5.                      Annual Cash Retainer.  The words “Annual Cash Retainer” shall mean the annual cash retainer payable as compensation to a Non-Employee Director for services in such capacity.

2.6.                      Annual Committee Cash Retainer.  The words “Annual Committee Cash Retainer” shall mean the annual cash retainer payable as additional compensation to a Non-Employee Director for service as a member of a committee of the Board.

2.7.                      Annual Committee Chair Cash Retainer.  The words “Annual Committee Chair Cash Retainer” shall mean the annual cash retainer payable as additional compensation to a Non-Employee Director for service as the chair of a committee of the Board.

2.8.                      Appeals Committee.  The words “Appeals Committee” shall mean the Appeals Committee established pursuant to Article 11 hereof.

2.9.                      Base Salary.  The words “Base Salary” shall mean an Employee Participant’s base remuneration for services rendered to a Participating Company while a Participant.  A Participant’s Base Salary will not be reduced by amounts which are excluded from taxable income under Code Sections 125, 402(e)(3) and 402(h) or deferred under this Plan.  A Participant’s Base Salary will not include AIP Compensation, LTIP Awards or any amounts previously deferred in accordance with the terms of this Plan when paid.

2.10.               Beneficiary.  The word “Beneficiary” shall mean any person who receives or is designated to receive payment of any benefit under the terms of this Plan because of the participation of another person in this Plan.

2.11.               Benefit Commencement Date.  The words “Benefit Commencement Date” shall mean the first date as of which benefits are to be paid or commence to be paid to a Participant or Beneficiary pursuant to the terms of this Plan.  A Participant’s Benefit Commencement Date shall be as follows:

(a)                                 Separation Distribution Account.  The Benefit Commencement Date is described in Section 4.4(a).

(b)                                 Flexible Distribution Account.  The Benefit Commencement Date is described in Section 4.5(a).

(c)                                  Death or Disability Distribution.  In the event the Participant elects for his or her benefit to be paid immediately following his or her death and/or Disability, and the Participant has not previously experienced his or her Benefit Commencement Date, the Benefit Commencement Date shall be a date selected by the Plan Administrator which is as soon as reasonably practicable, but not later than ninety (90) days following the Participant’s death or Disability.  Otherwise, the Benefit Commencement Date shall be determined in accordance with subsections (a) or (b), as applicable.

Distribution on account of an Unforeseeable Emergency shall not constitute a Benefit Commencement Date.

2.12.               Board.  The word “Board” shall mean the Board of Directors of the Company.

2.13.               Breach of the Restrictive Covenants.  The words “Breach of the Restrictive Covenants” shall mean, during a Participant’s employment with the Company or any Affiliated Company or thereafter, during the term of any written agreement between the Company or Affiliated Company and the Participant dealing with noncompetition, nonsolicitation, noninterference, confidentiality or similar matters, the breach of such agreement by the Participant as reasonably determined by the Committee in good faith, but only if such breach is not remedied within thirty (30) days following actual written notification of such breach by the Committee to the Participant.

2.14.               Cause.  The word “Cause” shall mean for purposes of this Plan unless otherwise provided by the Committee:

(a)                                 “Cause” as defined in any Individual Agreement to which the Participant is a party, or

(b)                                 if there is no such Individual Agreement or if it does not define Cause, as defined in the Haynes International, Inc. 2016 Incentive Compensation Plan, as amended from time to time, or any successor plan thereto.

2.15.               Change in Control.  The words “Change in Control” shall mean that term as defined in the Haynes International, Inc. 2016 Incentive Compensation Plan, as amended from time to time, or any successor plan thereto. For purposes of amounts which are subject to Code Section 409A, Change in Control shall mean a Change in Control as defined above which would also constitutes a change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation within the meaning of Code Section 409A.

2.16.               Code.  The word “Code” shall mean the Internal Revenue Code of 1986, as amended, and any lawful regulations or other lawful guidance promulgated thereunder.  Whenever a reference is made herein to a specific Code Section, such reference shall be deemed to include any successor Code Section having the same or a similar purpose.

2.17.               Committee.  The word “Committee” shall mean the Compensation Committee of the Board or such other committee authorized by the Board to act on matters relevant to the Plan, or, absent such a committee; the full Board.

2.18.               Company.  The word “Company” shall mean Haynes International, Inc. and any successor corporation or business organization which shall assume the duties and obligations of Haynes International, Inc. under this Plan.

2.19.               Deferral Amount.  The words “Deferral Amount” shall mean for each Participant a hypothetical amount equal to the amount by which the Participant’s Annual Cash Retainer, Annual Committee Cash Retainer, Annual Committee Chair Cash Retainer, Base Salary, AIP Compensation or LTIP Award are reduced by means of a Deferral Election pursuant to Article 4 hereof, as such amount is adjusted from time to time to reflect hypothetical investment income, gains or losses.

2.20.               Deferral Election.  The words “Deferral Election” shall mean, with respect to any Participant, the whole percentage or dollar amount of Annual Cash Retainer, Committee Chair Cash Retainer, Base Salary, AIP Compensation or LTIP Award which the Participant elects to defer on a hypothetical basis to the Plan pursuant to Article 4 hereof.  Notwithstanding the preceding provisions of this Section 2.19 or any provision of the Plan to contrary, as of the Effective Date, Deferral Elections are permitted only with respect to LTIP Awards granted in the form of restricted stock on or after the Effective Date.  Deferral Elections of Annual Cash Retainer, Committee Chair Cash Retainer, Base Salary, AIP Compensation or other types of LTIP Awards are permitted only to the extent that the

Plan Administrator should later authorize the same through the approval of a Deferral Election form permitting the same.

2.21.               Director.  The word “Director” shall mean a member of the Board.

2.22.               Disability.  The word “Disability” shall mean, with respect to any Participant,  a Participant’s absence from active service with (but not a Separation from Service from) the Company or any Affiliated Company:  (i) due to the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) due to the fact that because of the Participant’s medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, for which the Participant is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Company or Affiliated Company by which the Participant is employed.   In lieu of a determination by the Plan Administrator, a determination by the Social Security Administration or the Railroad Retirement Board that a Participant is totally disabled shall be deemed determinative that a Participant is Disabled for purposes of this Plan.  If a Participant is determined to be Disabled in accordance with a pension plan maintained by the Company or Affiliated Company by which the Participant is employed, the Participant will be considered Disabled for purposes of this Plan if the definition of “disability” contained in such plan complies with the requirements of this definition.

2.23.               Distribution Accounts.  The words “Distribution Accounts” shall mean the Separation Distribution Account and/or Flexible Distribution Account maintained on the books of the Company for a Participant under this Plan.  A Participant’s Distribution Accounts shall be bookkeeping accounts only and shall not constitute or be treated as reflecting a trust fund or other type of fund of any kind.

2.24.               Effective Date.  The words “Effective Date” shall mean the date this Plan shall become effective, which date shall be November 20, 2017.

2.25.               Employee.  The word “Employee” shall mean any common-law employee of the Company or any other Participating Company, whether or not an officer or Director, but excluding any person serving only in the capacity of a Director.

2.26.               ERISA.  The acronym “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any lawful regulations or other lawful guidance promulgated thereunder.  Whenever a reference is made herein to a specific ERISA Section, such reference shall be deemed to include any successor ERISA Section having the same or a similar purpose.

2.27.               Flexible Date.  The words “Flexible Date” shall mean the year as of which a Participant’s elects for a Flexible Distribution Account to be distributed pursuant to Section 4.5.

2.28.               Flexible Distribution Account.  The words “Flexible Distribution Account” shall mean the bookkeeping account maintained by the Company on behalf of each Participant with respect to any Deferral Amount and/or Match Amount that the Participant elects to be distributed as of a specified Flexible Date in accordance with Section 6.1(b).

2.29.               401(k) Plan.  The words “401(k) Plan” shall mean the Haynes International, Inc. 401(k) Retirement Plan or any replacement plan or successor plan thereto.

2.30.               Individual Agreement.  The words “Individual Agreement” shall mean an employment or similar agreement between a Participant and the Company or another Participating Company.

2.31.               Intervening Event.  The words “Intervening Event” shall mean an event that occurs prior to the date a Participant’s Distribution Accounts are fully distributed, as described in Section 6.2.

2.32.               LTIP.  The acronym “LTIP” shall mean the Haynes International, Inc. 2016 Long-Term Incentive Plan as the same may be amended from time to time and any successor thereto.

2.33.               LTIP Award.  The words “LTIP Award” shall mean a Participant’s long term incentive award for services rendered to a Participating Company while a Participant, payable pursuant to the LTIP.  A Participant’s LTIP Award will not be reduced by amounts which are excluded from taxable income under Code Sections 125, 402(e)(3) or 402(h) or deferred under this Plan.  A Participant’s LTIP Award will not include LTIP Awards previously deferred in accordance with the terms of this Plan when paid.

2.34.               Match Amounts.  The words “Match Amounts” shall mean for each Participant the hypothetical amounts which are deemed to be credited to the Participant’s Distribution Accounts pursuant to Article 4 hereof, as such amount may be adjusted from time to time to reflect hypothetical investment income, gains or losses.

2.35.               Military Service.  The words “Military Service” shall mean duty in the Armed Forces of the United States, whether voluntary or involuntary, provided that the Non-Employee Director or Employee serves not more than one voluntary enlistment or tour of duty and further provided that such voluntary enlistment or tour of duty does not follow involuntary duty.  To the extent required by law, it is intended that this Plan shall be administered in compliance with the Uniformed Services Employment and Reemployment Rights Act of 1994.

2.36.               Non-Employee Director.  The words “Non-Employee Director” have the meaning set forth in Section 16 of the Securities Exchange Act of 1934, as amended, or any successor definition adopted by the Securities and Exchange Commission.

2.37.               Participant.  The word “Participant” shall mean any Non-Employee Director or Employee who has performed all the acts required by this Plan to become a Participant, who has become a Participant in accordance with Article 3 hereof, and who remains a Participant hereunder.  However, the word “Participant” may also include, where the context indicates, a former Participant in this Plan.

2.38.               Participating Company.  The words “Participating Company” shall mean the Company and any Subsidiary or Affiliated Company which is or shall become a Participating Company in the Plan pursuant to Article 14 hereof but only for periods while it is a Participating Company.

2.39.               Performance Period.  The words “Performance Period” shall mean the period used to measure performance under the AIP and the LTIP, which shall be no less than a twelve (12) month period.  As of the Effective Date, the AIP Performance Period is the twelve (12) month period ending on December 31 each calendar year and the LTIP Performance Period is the thirty-six (36) month period ending on December 31 each calendar year.

2.40.               Plan.  The word “Plan” shall mean the Haynes International, Inc. Deferred Compensation Plan as set forth herein, effective as of the Effective Date, and as it may be later amended.

2.41.               Plan Administrator.  The words “Plan Administrator” shall mean the person or persons, corporation or partnership designated as Plan Administrator under Article 12 hereof.

2.42.               Plan Year.  The words “Plan Year” shall mean the twelve (12) month period ending on December 31 each calendar year.  The first Plan Year shall be a short Plan Year from November 20, 2017 through December 31, 2017.

2.43.               Separation Distribution Account.  The words “Separation Distribution Account” shall mean the bookkeeping account maintained by the Company on behalf of each Participant with respect to any Deferral Amount and/or Match Amount that the Participant elects to be distributed in conjunction with his or her Separation from Service in accordance with Section 6.1(a).

2.44.               Separation from Service.  The words “Separation from Service” shall mean a “separation from service” as defined under Code Section 409A for purposes of determining when a distribution may be made under the terms of a non-qualified deferred compensation plan such as this Plan and which is described for informational purposes in this Section.  In general, a Separation from Service with respect to an Employee for purposes of this Plan occurs when there is a good faith severance of the employment relationship between the Company or other Participating Company and its Affiliated Companies and an Employee due to the Employee’s death, retirement or other “termination of employment” (as that term is defined for purposes of identifying a Separation from Service for purposes of Code Section 409A).  Specifically, the following shall apply:

(a)                                 An Employee will not be deemed to have a Separation from Service while on military leave, sick leave, or other bona fide (i.e., where there is a reasonable expectation that the Employee will return) leave of absence if the period of such leave does not exceed six (6) months, or, if longer, so long as the Employee retains a right to reemployment with the Company or other Participating Company or an Affiliated Company by law or contract.  If the leave exceeds six (6) months and the Employee does not retain such a reemployment right, the Separation from Service occurs on the first day following such six (6) month period.  However, where the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Employee to be unable to perform the duties of the Employee’s position of employment or any substantially similar position of employment, twenty-nine (29) months will be substituted for six (6) months for purposes of this subsection;

(b)                                 An Employee will not be considered to have a Separation from Service merely due to transfer between Employee and independent contractor status (including status as a Non-Employee Director of the Company); and

(c)                                  Whether a “termination of employment” (as defined for purposes of the definition of Separation from Service under Code Section 409A) has occurred is determined based on whether the facts and circumstances indicate that the Company or other Participating Company or Affiliated Company and the Employee reasonably anticipated that:

(i)                                     no further services would be performed after a certain date; or

(ii)                                  that the level of bona fide services the Employee would perform after such date (whether as an Employee or independent contractor, including as a Non-Employee Director) would permanently decrease to less than twenty percent (20%) of the average level of bona fide services provided in the immediately preceding thirty-six (36) months (or the full period of services if less).

This Plan contains definitions of both the words “Termination of Employment” and the words “Separation from Service.”  The definition of Termination of Employment is the same as the definition in the 401(k) Plan with the intent of providing, to the extent possible, parallel treatment of individuals who participate in both plans.  The term Separation from Service is contained in this Plan, but not the 401(k) Plan, to highlight the fact that the definitions and effect thereof may not always be the same

A Non-Employee Director is considered to have a Separation from Service with the Company and its Affiliated Companies upon the expiration of the Non-Employee Director relationship (and any other contract with the Non-Employee Director) under which services are performed if the expiration is a good faith and complete termination of the relationship.  An expiration does not constitute a good faith and complete termination of the contractual relationship if the Company or an Affiliated Company anticipates a renewal of the relationship or the Non-Employee Director becoming an Employee.

As of the Effective Date, because the Non-Employee Directors and the Employees are covered by a single plan document, a Separation from Service for an individual serving in both capacities (e.g. an individual who transfers from service as an Employee and inside Director to service solely as a Non-Employee Director) would require Separation from Service in both capacities in order to be treated as having a Separation from Service under this Plan.  If in the future a different interpretation of Code Section 409A and Treasury Regulations 1.409A-1(c)(2)(ii) and 1.409A-1(h)(5) is appropriate, that interpretation will be taken into account in determining whether a Separation from Service has occurred for purposes of this Plan where applicable.

2.45.               Service Recipient Stock.  The words “Service Recipient Stock” generally shall mean a class of stock that as of the date of grant, is common stock for purposes of Code Section 305 as more fully defined in Treasury Regulation 1.409A-1(b)(5)(iii).

2.46.               Shares.  The word “Shares” shall mean the Common Shares, with a par value of $.001 per share , of the Company.  The Shares are intended to be Service Recipient Stock with respect to any Participant for which such status is relevant.

2.47.               Subsequent Election.  The words “Subsequent Election” shall mean, with respect to any Participant, an election to redefer a Distribution Account in accordance with Section 4.4(c) or 4.5(c).

2.48.               Subsidiary.  The word “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in that chain.  In order to be a Subsidiary for purposes of this Plan, a corporation or other business organization must be organized under the laws of the United States of America or one of the several States.

2.49.               Termination Date.  The words “Termination Date” shall mean the date as of which any Participating Company ceases to participate in the Plan.

2.50.               Termination of Employment.  The words “Termination of Employment” shall mean for any Employee the occurrence of a termination of employment as defined in the 401(k) Plan.  See the definition of the words “Separation from Service.”

2.51.               Treasury Regulation.  The words “Treasury Regulation” shall mean the tax regulations issued by the United States Internal Revenue Service.  Whenever a reference is made herein to a specific Treasury Regulation, such reference shall be deemed to include any successor Treasury Regulation having the same or a similar purpose.

2.52.               Trust.  The word “Trust” shall mean any trust that may be established pursuant to Article 10 hereof.

2.53.               Unforeseeable Emergency.  The words “Unforeseeable Emergency” shall have the meaning set forth under Code Section 409A, as more fully described in Section 6.2(c).

2.54.               Vested Interest.  The words “Vested Interest” shall mean with respect to any Participant the total of (a) plus (b) where:

(a)                                 equals his or her Deferral Amounts; and

(b)                                 equals his or her Match Amounts, multiplied by the Participant’s Vested Percentage.

2.55.               Vested Percentage.  The words “Vested Percentage” shall mean for any Participant a percentage determined on the basis of the Participant’s number of Years of Participation in accordance with the following table:

Years of Participation	Vested Percentage

Fewer than 3 years	0%
3 or more years	100%

Notwithstanding the foregoing, the Vested Percentage of a Participant’s Deferral Amounts always shall be one hundred percent (100%) and the Vested Percentage of a Participant’s Match Amounts shall become one hundred percent (100%) upon the first to occur of the following events:

(a)                                 the Participant’s death while he or she is a Non-Employee Director or an Employee;

(b)                                 the Participant’s Disability;

(c)                                  the effective date of the termination of the Plan; or

(d)                                 the date of a Change in Control.

However, notwithstanding any contrary provision of this Plan, regardless of a Participant’s Vested Percentage, the Participant’s Match Amounts shall at all times until paid be forfeitable (i.e., the

Vested Percentage shall be reduced to 0%) for termination of employment for Cause or for Breach of the Restrictive Covenants.

2.56.               Years of Participation.  The words “Years of Participation” shall mean complete calendar years of participation in this Plan.  Notwithstanding the foregoing, a Participant who would have satisfied the eligibility and participation requirements set forth in Sections 3.1 and 3.2 as of November 20, 2017, and who continued in employment from January 1, 2018 through December 31, 2018, shall be credited with one Year of Participation for 2017, notwithstanding the Plan’s Effective Date.

ARTICLE 3
ELIGIBILITY AND PARTICIPATION

3.1.                      Eligibility.  An individual will become eligible to participate in the Plan on the date the individual becomes either:

(a)                                 a Non-Employee Director; or

(b)                                 an Employee of a Participating Company that the Committee designates as holding one of the officer positions listed on Exhibit A attached hereto and therefore a member of a select group of management or highly compensated employees within the meaning of ERISA Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6).

Each Non-Employee Director and each such Employee shall be notified of his or her eligibility to participate in this Plan upon the Participant’s attainment of such status.

3.2.                      Participation.  Each Non-Employee Director and each Employee who has satisfied the eligibility requirements set forth in Section 3.1 hereof shall become a Participant as of the first day of the following Plan Year, or, if earlier, as of the date the Plan Administrator provides such Participant with a Deferral Election form, provided that the individual complies with appropriate administrative requirements for enrollment of Participants.

An individual shall remain a Participant until the first to occur of the individual’s death, Disability or Separation from Service.  But see Section 3.3 regarding cessation of active participation due to a determination by the Committee or transfer to an Affiliated Company that is not a Participating Company.

3.3.                      Cessation of Active Participation.  In the event that the Committee determines, in its sole discretion, that an Employee Participant is not a member of a “select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA, or otherwise no longer is eligible to participate in the Plan (e.g., if an Employee Participant ceases to be employed by a Participating Company but continues to be employed by a Subsidiary or Affiliated Company), then the Participant’s active participation in this Plan shall cease.  In the event of such termination of active participation:

(a)                                 such Participant shall no longer be permitted to receive allocation of Deferral Amounts or Match Amounts hereunder; and

(b)                                 the Committee shall direct that such actions shall be taken which, in its sole discretion, most closely adhere to the terms of this Plan while not putting at risk its status as a plan maintained for a “select group of management or highly compensated employees” as referred to above and continuing to be in compliance with Code Section 409A and other applicable law.

3.4.                      Inactive Participants.  If a Participant ceases to be an active Participant for any reason but has not died, become Disabled or had a Separation from Service, he or she shall cease to be an active Participant and shall become an inactive Participant.

3.5.                      Return to Service by Participant.  In the event that a former Participant shall return to service as a Non-Employee Director or Employee, the former Participant may become eligible to again become a Participant in the Plan in accordance with Section 3.1 of this Plan, as a new Non-Employee Director or new Employee, but subject to the restrictions of Code Section 409A.  Such former Participant shall become eligible to reenter the Plan pursuant to Section 3.2 as of the first day of the following Plan Year, provided he or she remains a Non-Employee Director or eligible Employee at that time.

ARTICLE 4
CONTRIBUTIONS AND DISTRIBUTION ACCOUNTS

4.1.                      Deferral Contributions.  If a Participant makes a Deferral Election, a portion of the Annual Cash Retainer, Annual Committee Cash Retainer, Annual Committee Chair Cash Retainer, Base Salary, AIP Compensation and/or LTIP Award which would normally be paid to the Participant by the Company or another Participating Company shall be retained, and, in lieu thereof, a hypothetical amount equal thereto shall constitute a Deferral Amount hereunder and shall be credited to the Participant’s Distribution Accounts pursuant to Section 5.2 hereof.  With respect to each Plan Year (or Performance Period with respect to paragraphs (d) and (e) below), each Participant may elect to defer a portion of the following amounts, subject to the following limitations:

(a)                                 Deferrals by Non-Employee Directors.

(i)                                     An eligible Non-Employee Director may make a Deferral Election with respect to his or her Annual Cash Retainer, his or her Annual Committee Cash Retainer and, if applicable, his or her Annual Committee Chair Cash Retainer.  The Participant may specify a whole percentage or dollar amount to be deferred, which percentage or dollar amount shall not exceed one hundred percent (100%) of such retainer(s) unless otherwise provided by the Committee.  The minimum cash amount that may be deferred each year is Two Thousand Dollars ($2,000).

(ii)                                  An eligible Non-Employee Director may make a Deferral Election with respect to his or her LTIP Award.  The Participant may specify a whole percentage or dollar amount to be deferred, which percentage or dollar amount shall not exceed one hundred percent (100%) of his or her LTIP Award unless another maximum is established administratively by the Committee and shall not be less than Two Thousand Dollars ($2,000).  Notwithstanding the foregoing, no Deferral Election shall be permissible or effective with respect to any LTIP Award which would qualify as a stock option or stock appreciation right exempt from the application of Code Section 409A provided it did not contain a deferral feature nor any other LTIP Award if deferral of such compensation is determined by the Committee to be inconsistent with this Plan or the LTIP, respectively.

(b)                                 Deferrals by Employees.

(i)                                     Base Salary.  An eligible Employee may make a Deferral Election with respect to his or her Base Salary.  The Participant may specify a whole percentage or dollar amount to be deferred, which percentage or dollar amount shall not exceed eighty percent (80%) of his or her Base Salary for such Plan Year unless another maximum is established administratively by the Committee.

The minimum amount that may be deferred each year is Two Thousand Dollars ($2,000).

(ii)                                  AIP Deferral.  Only an eligible Employee may make a Deferral Election with respect to his or her AIP Compensation. The Participant may specify a whole percentage or dollar amount to be deferred, which percentage or dollar amount shall not exceed one hundred percent (100%) of his or her AIP Compensation unless another maximum is established administratively by the Committee.  In addition, the minimum combined amount of AIP Compensation and Base Salary that may be deferred shall not be less than Two Thousand Dollars ($2,000).

(iii)                               LTIP Award.  Only an eligible Employee may make a Deferral Election with respect to his or her LTIP Award.  The Participant may specify a whole percentage or dollar amount to be deferred, which percentage or dollar amount shall not exceed one hundred percent (100%) of his or her LTIP Award unless another maximum is established administratively by the Committee and shall not be less than Two Thousand Dollars ($2,000).  Notwithstanding the foregoing, no Deferral Election shall be permissible or effective with respect to any LTIP Award which would qualify as a stock option or stock appreciation right exempt from the application of Code Section 409A provided it did not contain a deferral feature nor any other LTIP Award if deferral of such compensation is determined by the Committee to be inconsistent with this Plan or the LTIP, respectively.

Notwithstanding the foregoing and except as provided in Section 4.3, a Deferral Election may only apply to the portion of the Annual Cash Retainer, Annual Committee Cash Retainer, Annual Committee Chair Cash Retainer and/or Base Salary relating to services performed on or after the beginning of the next Plan Year.

4.2.                      Match Contributions.  If an Employee Participant has made the maximum pre-tax and/or Roth contributions to the 401(k) Plan which are permitted under Code Section 402(g) or the maximum elective contributions permitted under the terms of the 401(k) Plan, he or she may be eligible to be credited with a Match Amount for the applicable Plan Year or Performance Period.  If expressly authorized by the Committee, with respect to each Plan Year or Performance Period after the Effective Date, the Distribution Accounts of each such Participant who makes a Deferral Election with respect to his or her Base Salary or AIP Compensation for such Plan Year or Performance Period, shall be credited with a Match Amount equal to the matching contribution amount which would have been provided to the Participant’s matching account under the 401(k) Plan if the Deferral Amount had instead been contributed to the 401(k) Plan and the limits imposed by Code Sections 401(a)(17), 401(k)(3), 401(m)(2), 402(g), and 415 were not applicable MINUS the amount of the match actually provided under the 401(k) Plan for such Plan Year or Performance Period for such Participant.

4.3.                      Deferral Election Rules.  The following rules shall apply to all Deferral Elections.

(a)                                 Timing.  Each Deferral Election shall be made at such time as is required by the Plan Administrator, which in all events shall be made prior to the beginning of the applicable Plan Year or Performance Period for which the Deferral Election is made.  Except as otherwise provided below, a Participant who is making an initial deferral election, or who becomes a Non-Employee Director for the first time or is classified or designated as an Employee during a Plan Year and is designated as eligible to participate during a Plan Year, may make a Deferral Election by executing the same within the thirty (30) day period beginning on the date the individual is designated as a Participant (or, if earlier, within 30 days after the date on which he or she becomes eligible to participate in any other plan of an Affiliated Company that is required to be aggregated with this Plan for purposes of Code Section 409A).  If the Deferral Election is based a specified Performance Period that begins before the Participant executes his Deferral Election, the election will be deemed to apply to the portion of such award for the Performance Period multiplied by the ratio of the number of days remaining in the Performance Period after the election becomes irrevocable and effective over the total number of days in the Performance Period.  The rules of this paragraph shall not apply unless the Participant can be treated as initially eligible in accordance with Reg. Sec. 1.409A-2(a)(7).

(b)                                 Form and Content.  Each Deferral Election shall be made in the manner prescribed by the Plan Administrator, and shall specify: (i) the sources of the Deferral Amounts being deferred (e.g. Base Salary, Annual Cash Retainer); and (ii) the specified percentage or dollar amount of each source to be deferred; (iii) the portion of the Deferral Amounts to be credited to his or her Separation Distribution Account and Flexible Distribution Account; and (iv) whether death and/or Disability will be considered to be an Intervening Event.

(c)                                  Applicability.  No Deferral Election shall be effective with respect to amounts attributable to services performed before the first day of the applicable Plan Year or Performance Period.

(d)                                 Irrevocability.  Each Deferral Election shall be irrevocable for the entire Plan Year or Performance Period for which it is made.

(e)                                  Additional Rules for Separation Distribution Accounts.  With respect to amounts to be credited to a Participant’s Separation Distribution Account, the Deferral Election shall also specify the form of distribution, in accordance with Section 4.4, which election shall also apply to the applicable Match Amounts credited to the Participant’s Separation Distribution Account.

(f)                                   Additional Rules for Flexible Distribution Accounts.  With respect to amounts to be credited to a Participant’s Flexible Distribution Account, the Deferral Election shall also specify the time of distribution, in accordance with Section 4.5, which election shall also apply to the applicable Match Amounts credited to the Participant’s Flexible Distribution Account.

(g)                                  Additional Requirements.  Each Deferral Election, and all resulting Deferral Amounts and Match Amounts, shall be subject to such further rules, procedures, limits and restrictions as the Plan Administrator may establish from time to time.

4.4.                      Separation Distribution Account Elections.  A Participant’s Vested Interest in his or her Separation Distribution Account shall be distributed in accordance with the subsections (a) through (e) below.

(a)                                 Time of Payment.  A Participant’s Vested Interest in his or her Separation Distribution Account shall be distributed, or commence to be distributed, as of the first business day following the date that is six months following the Participant’s Separation from Service, unless the date of distribution is deferred in accordance with subsection (c), which date shall be his or her “Benefit Commencement Date”.

(b)                                 Form of Payment.  A Participant’s Vested Interest in his or her Separation Distribution Account shall be distributed in the form elected by the Participant.  The available forms include:

(i)                                     Annual Installments.  The Participant may elect any number of annual installments between two (2) and fifteen (15).  The first installment payment shall be paid as of the Benefit Commencement Date; thereafter, installment payments shall be paid as of the first day of each applicable calendar year.

For example, if a Participant wishes to receive his or her Vested Interest in ten (10) installments, he or she will receive 1/10th of his or her Separation Distribution Account on his or her Benefit Commencement Date (which could be mid-year), then 1/9th as of the first day of the first calendar year following his or her Benefit Commencement Date, 1/8th as of the first day of the following calendar year, and so on until he or she receives his or her final installment.

(ii)                                  Lump Sum Payment.  The Participant may elect to receive a single lump sum payment.

If a Participant does not elect the form of payment of his or her Separation Distribution Account, the Participant’s Vested Interest in his or her Separation Distribution Account shall be distributed in a single lump sum distribution.

(c)                                  Subsequent Election Option.  Notwithstanding the time and form of distribution established under subsections (a) and (b), a Participant may make a Subsequent Election with respect to all or part of his or her Separation Distribution Account to change the time and/or form of distribution, in accordance with the following rules:

(i)                                     The Subsequent Election must be made at least one year prior to the date the Participant’s existing Benefit Commencement Date and may not become effective for one year from the date of the Subsequent Election;

(ii)                                  The Subsequent Election must defer the Benefit Commencement Date to a date that is at least five years after the Benefit Commencement Date then in effect;

(iii)                               If the Subsequent Election converts installment payments into a single lump sum payment or a different number of installments, the installment payments being redeferred shall be treated as a single lump sum payment payable on the date of the first installment for purposes of applying the timing rules in paragraphs (i) and (ii);

(iv)                              The Subsequent Election of a lump sum payment from the Participant’s Separation Distribution Account may divide the lump sum into two portions; installment payments may not be divided; and

(v)                                 A Participant may make more than one Subsequent Election with respect to his or her Separation Distribution Account, provided that no Subsequent Election may be made after the tenth anniversary of his or her Separation from Service and provided that no Subsequent Election may defer the Benefit Commencement Date of the Distribution Account beyond the later to occur of (A) the fifteenth (15th) anniversary of the date which is six (6) months and one day following his or her Separation from Service or (B) his or her attainment of age sixty-five (65).

(d)                                 Effect of Intervening Events.  The time and form of distribution of a Participant’s Separation Distribution Account will be superseded by any Intervening Event for which the Participant has made an election to that effect.  Regardless of whether the Intervening Event occurs before or after the Benefit Commencement Date of any such Separation Distribution Account, an Intervening Event (i.e., the Participant’s death or Disability if so elected) will result in payment of a single lump sum payment of the Participant’s remaining Vested Interest in his or her Separation Distribution Account for which the Participant has made an Intervening Event election.  Payment will be made on a date selected by the Plan Administrator which is not later than ninety (90) days following the date of death or Disability of the Participant, as applicable.

(e)                                  Cashout of Small Distribution Accounts.  Notwithstanding any Deferral Election then in effect, distribution of small Distribution Accounts shall be made in accordance with Section 7.2.

4.5.                      Flexible Distribution Account Elections.  A Participant’s Vested Interest in his or her Flexible Distribution Account shall be distributed in accordance with the subsections (a) through (e) below.

(a)                                 Time of Payment.  A Participant’s Vested Interest in his or her Flexible Distribution Account shall be distributed in January of the year elected by the Participant, subject to the following rules:

(i)                                     A Participant may elect a different Flexible Date with respect to each Plan Year or Performance Period for which he or she makes a Deferral Election (including splitting the amount among up to five (5) Flexible Distribution Accounts with respect to any single Deferral Election), provided that he or she may have no more than five total Flexible Distribution Accounts at any given time.

(ii)                                  The Flexible Date may not be earlier than a date occurring within the second calendar year following the end of the Plan Year or Performance Period in which the Annual Cash Retainer, Annual Committee Cash Retainer, Annual Committee Chair Cash Retainer, Base Salary or AIP Compensation is earned or the second calendar year following the end of the Performance Period in which the LTIP Award is earned.

(iii)                               For Employee Participants, the Flexible Date may not be earlier than the date as of which the Participant shall have completed two (2) Years of Participation and become 100% Vested in his or her Distribution Accounts;

(iv)                                          A Participant may defer the date of distribution in accordance with subsection (c); and

(v)                                             The Flexible Date as of which a Participant’s first Flexible Distribution Account is actually paid shall be his or her “Benefit Commencement Date:” and

(vi)                                          Unless the Plan Administrator by administrative action permits otherwise the Flexible Date for all Flexible Distribution Accounts shall be January 15 of the applicable calendar year.

(b)                                 Form of Payment.  The Participant’s Vested Interest in each Flexible Distribution Account shall be distributed in the form of a single lump sum payment.

(c)                                  Subsequent Election Option.  Notwithstanding the time of distribution established in subsection (a), s Participant may make a Subsequent Election with respect to all or part of any Flexible Distribution Account to change the time of distribution, in accordance with the following rules:

(i)                                     The Subsequent Election must be made at least one year prior to the Flexible Date then in effect and may not become effective for one year from the date of the Subsequent Election;

(ii)                                  The Subsequent Election must defer the Flexible Date to a date that is at least five years after the Flexible Date then in effect;

(iii)                               The Subsequent Election from the Participant’s Flexible Distribution Account may divide the lump sum into two portions, provided that no more than a total of five Flexible Distribution Accounts exist at any one time; and

(iv)                              A Participant may make more than one Subsequent Election with respect to each Flexible Distribution Account, provided that no Subsequent Election may be made after the tenth anniversary of his or her Separation from Service and provided that no Subsequent Election may defer the Benefit Commencement Date of the Distribution Account beyond the later to occur of (A) the fifteenth (15th) anniversary of the date which is six (6) months and one day following his or her Separation from Service or (B) his or her attainment of age sixty-five (65).

(d)                                 Effect of Intervening Events.  The time and form of distribution of a Participant’s Flexible Distribution Accounts will be superseded by an Intervening Event for which the Participant has made an election to that effect.  If the Intervening Event occurs before the Benefit Commencement Date of any such Flexible Distribution Account, an Intervening Event (i.e., the Participant’s death and/or Disability if so elected) will result in payment of a single lump sum payment of the Participant’s remaining Vested Interest in all such Flexible Distribution Accounts for which the Participant has made an Intervening Event election.  Payment will be made on a date selected by the Plan Administrator which is not later than ninety (90) days following the date of death or Disability of the Participant, as applicable.

(e)                                  Cashout of Small Distribution Accounts.  Notwithstanding any Deferral Election then in effect, distribution of small Distribution Accounts shall be made in accordance with Section 7.2.

4.6.                      Contribution; Withholding and Other Limitations.  Notwithstanding any Deferral Amount elected under Section 4.1(a) or any Match Amount otherwise creditable to a Participant’s Distribution Accounts under Section 4.2, the Company may withhold from any Deferral Amount or Match Amount such amounts as may be required for purposes of payment of the Participant’s Social Security, Medicare and other applicable tax withholding. Furthermore, the Plan Administrator may limit the Deferral Amount elected by a Participant to the extent required for purposes of the payment of any other legally required amounts (e.g., wage garnishment).  Unless otherwise determined by the Plan Administrator, in the event that taxes are withheld, the amount credited to the Participant’s Distribution Accounts shall be reduced by the amount of such withholding.

ARTICLE 5
DISTRIBUTION ACCOUNTS

5.1.                      Establishment of Distribution Accounts and Liability.  The Plan Administrator shall establish a Separation Distribution Account and a Flexible Distribution Account in the name of each Participant on its books and records to account for the Deferral Amounts and Match Amounts hypothetically contributed to the Plan and the hypothetical investment income, gains and/or losses on such amounts.  In addition, the Plan Administrator may establish such subaccounts as it shall deem appropriate from time to time.  All hypothetical amounts credited to the Accounts of any Participant, former Participant, or Beneficiary shall constitute a general, unsecured liability of the Company and, if different, the Participating Company by which the Participant was employed, to such Participant or the Participant’s Beneficiary.

5.2.                      Crediting Deferral Amounts and Match Amounts to Distribution Accounts.  Unless the Plan Administrator determines otherwise, amounts shall be credited to the appropriate Distribution Accounts at the following times:

(a)                                 Deferral Amounts.  Unless otherwise provided by the Plan Administrator through administrative action, Deferral Amounts shall be credited to a Participant’s Distribution Accounts as of the date the Participant’s Annual Cash Retainer, Annual Committee Cash Retainer,  Annual Committee Chair Cash Retainer, Base Salary, AIP Compensation or LTIP Award is reduced pursuant to Section 4.1 hereof; and

(b)                                 Match Amounts.  Match Amounts shall be credited to the Participant’s Distribution Accounts on an annual basis following the end of the applicable Plan Year or Performance Period or at such earlier time(s) as deemed appropriate by the Plan Administrator.  Match Amounts may be credited at different times based on the reason for the match (e.g., relating to compensation in excess of the Code Section 401(a)(17) compensation limit or relating to excess aggregate contributions in the 401(k) Plan).

5.3.                      Adjustment of Distribution Accounts.  The Distribution Accounts of Participants, former Participants, and Beneficiaries of deceased Participants shall be adjusted from time to time to reflect the hypothetical contribution of Deferral Amounts and Match Amounts, hypothetical investment income, gains and losses, and distributions made to the Participant or Beneficiary.  The value of each of a Participant’s Distribution Accounts shall be determined in accordance with procedures adopted by the Plan Administrator.

5.4.                      Hypothetical Investment of Distribution Accounts.  Participant Distribution Accounts shall be hypothetically invested as if such Distribution Accounts held actual assets rather than purely hypothetical assets and such assets were actually invested.

(a)                                 In General.  The Company shall designate actual investment funds or other reasonable measures for the hypothetical investment of the amounts credited to the Participants’ Distribution Accounts.  The investment funds and measures may include but shall not be limited to the following types of funds and measures as determined by the Company:

(i)                                     Fixed annual interest rate using a Moody’s bond rate subject to 120% of the applicable federal rates (AFR);

(ii)                                  Equity index funds;

(iii)                               Fixed income index funds; and

(iv)                              A fund invested exclusively in Company Shares.

The Company shall have the sole discretion to determine the number of investment funds or measures to be designated hereunder and the nature of the funds or measures and may add, change or eliminate the investment funds or other measures designated hereunder from time to time.

Subject to the provisions of subsection (b), Participants and former Participants shall direct the hypothetical investment of their Distribution Accounts among the investment funds and other measures designated by the Company as though such Distribution Accounts held actual assets.  Any such directions of hypothetical investment shall be subject to such rules as the Company and Plan Administrator may prescribe, including, but not limited to, rules concerning the manner of providing hypothetical investment directions and the frequency of changing such hypothetical investment directions.  In the event a Participant or former Participant does not direct the hypothetical investment of any portion of his or her Distribution Accounts, such undirected portion shall be deemed to be invested in one or more default investment funds or other measures as the Plan Administrator determines.

(b)                                 Hypothetical Investment of Deferred Company Share Awards.  Notwithstanding any provisions of subsection (a) to the contrary, any Deferral Amounts attributable to awards of Company Shares under the LTIP (or under any other plan or arrangement which is both payable in Company Shares and from which amounts may be deferred under this Plan, and any successor to the LTIP or such other plan or arrangement if such successor provides for payment in Company Shares) shall be deemed to be invested in a  hypothetical fund of Company Shares and when distributed, shall be distributed in the form of Company Shares pursuant to the terms and conditions of the LTIP.  Investment diversification is not permitted for such Deferred Amounts.  The value of such hypothetical Company Shares shall be adjusted from time to time to reflect changes to the actual Company Shares (e.g. stock splits), as the Plan Administrator shall determine, subject to the oversight of the Committee.  Deferrals shall be accounted for separately so that, for example, if dividends are payable on the Shares which are deferred under this Plan by a particular Participant, they shall be paid when the deferred Shares are delivered to that Participant.

ARTICLE 6
ELIGIBILITY FOR BENEFITS

6.1.                            In General.  A Participant shall become eligible for payment of his or her benefits in accordance with his or her Deferral Elections and the Distribution Accounts to which his or her Deferral Amounts and Match Amounts are credited.

(a)                                 Separation Distribution Account.  A Participant who has a Separation Distribution Account shall receive distribution of his or her Vested Interest in such Separation Distribution Account as of his or her Benefit Commencement Date following his or her Separation from Service (unless he or she has elected on the applicable Deferral Election to receive such Separation Distribution Account upon a Change in Control occurring prior to such Separation from Service).  Amounts distributed from a Participant’s Separation Distribution Account shall be payable in cash in the time and manner elected in his or her Deferral Election, subject to the requirement of Section 5.4(b) that deferred LTIP Awards of Company Shares be distributed in the form of Company Shares.

(b)                                 Flexible Distribution Account.  A Participant who has a Flexible Distribution Account shall receive distribution of his or her Vested Interest in such Flexible Distribution Account as of his or her Benefit Commencement Date with respect to the Flexible Date (unless he or she has elected on the applicable Deferral Election to receive such Flexible Distribution Account upon a Separation from Service and/or a Change in Control occurring prior to the first Flexible Date on the applicable Deferral Election).  Amounts distributed from a Participant’s Flexible Distribution Account shall be payable in the form of a single lump sum payment of cash at the time elected in his or her Deferral Election, subject to the requirement of Section 5.4(b) that deferred LTIP Awards of Company Shares be distributed in the form of Company Shares.

6.2.                            Intervening Events.  Notwithstanding the general distribution rules set forth in Section 6.1 above, a Participant shall become eligible for payment of his or her benefits in accordance with the special rules applicable to the following Intervening Events.

(a)                                 Disability.  A Participant’s initial Deferral Election may contain a separate distribution election to apply in the event of his or her Disability (an Intervening Event) prior to commencement or complete distribution of his or her Distribution Accounts.  Specifically, a Participant may elect an immediate lump sum payment upon his or her Disability.  For example, a Participant who makes a general election that his or her Separation Distribution Account shall be paid in fifteen (15) annual installments may make a separate election that if he or she becomes Disabled, his or her Separation Distribution Account will be paid in a single lump sum on a date selected by the Plan Administrator which shall not be later than ninety (90) days following the date of the Participant’s death.

(b)                                 Death.  A Participant’s initial Deferral Election may contain a separate distribution election to apply in the event of his or her death prior to complete distribution of his or her Distribution Accounts.  These elections with respect to the time and form of payment to the Participant’s Beneficiary are described in Article 8.

(c)                                  Unforeseeable Emergency.  Notwithstanding the distribution elections made in a Participant’s Deferral Election, in the event of an Unforeseeable Emergency, a Participant may apply for distribution from his or her Distribution Accounts of an amount, not in excess of his or her Vested Interest, necessary to satisfy the emergency.  An “Unforeseeable Emergency” is a severe financial hardship to the Participant resulting from: (i) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)); (ii) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  For example, the imminent foreclosure of or eviction from the service provider’s primary residence, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication and the need to pay for the funeral expenses of a spouse, a beneficiary, or a dependent (as defined in Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)) may also constitute an Unforeseeable Emergency.  Conversely, cash needs arising from events such as the purchase of a residence or education expenses for a child, shall not be considered unforeseeable or the result of an emergency.  The Plan Administrator shall determine whether a Participant is faced with an Unforeseeable Emergency based on all relevant facts, circumstances and supporting evidence presented to the Plan Administrator in the Participant’s application.

Distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.  Distributions because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution).  The Plan Administrator shall determine the amount reasonably necessary to satisfy the Unforeseeable Emergency based on all relevant facts, circumstances and supporting evidence presented to the Plan Administrator in the Participant’s application, and shall take into account any amount that would available if the Plan Administrator were to cancel the Participant’s the current Deferral Election upon an Unforeseeable Emergency distribution.  The Plan Administrator may, but is not required to, cancel a Participant’s the current Deferral Election as a condition of an Unforeseeable Emergency distribution.

Distribution on account of Unforeseeable Emergency shall be made in the form of a lump sum distribution of cash and/or Company Shares from the Participant’s Distribution Accounts.  Furthermore, the Participant’s Distribution Accounts shall be reduced by the amount distributed.

6.3.                            Forfeiture Due to Termination for Cause or Breach of the Restrictive Covenants.  Notwithstanding the foregoing provisions of this Article 6 to the contrary, upon the Separation from Service of a Participant for Cause such Participant shall forfeit his or her Match Amounts, regardless of his or her Vested Interest in such amounts, and he or she shall thenceforth be ineligible to participate in this Plan and, except as otherwise provided in this Section, in no event shall he or she be entitled to the receipt of any other benefit hereunder.  Furthermore, upon any finding that a Participant or former Participant has committed a Breach of the Restrictive Covenants, such Participant or former Participant shall forfeit his or her Match Amounts, regardless of his or her Vested Interest in such amounts and, except as otherwise provided in this Section, any future payments under the Plan shall be canceled.

Amounts previously paid shall not be recoverable by the Company or any other Participating Company or Affiliated Company unless pursuant to the Company’s general clawback policy.  The Participant’s Deferral Amounts shall not be forfeited and shall be paid as otherwise provided in this Plan.  In the event of a disagreement between the Participant and the Committee as to whether a Participant’s Termination of Employment was for Cause, or whether there has been a Breach of the Restrictive Covenants, or whether such a Breach of the Restrictive Covenants shall have ceased, then, notwithstanding any contrary provision of this Plan, payment of disputed benefits hereunder shall not be made until the dispute is resolved subject to the provisions of Code Section 409A.

ARTICLE 7
BENEFIT DISTRIBUTIONS

7.1.                            Application for Benefit Distribution.  Each Participant or Beneficiary who is eligible for a benefit payment or Unforeseeable Emergency distribution shall apply therefor, in the time and manner prescribed by the Plan Administrator and in accordance with the provisions of this Article 7.  Unless permitted in accordance with Code Section 409A, failure to apply will not delay payment.

7.2.                            Cashout of Small Distribution Accounts.  Notwithstanding any Deferral Election then in effect to the contrary, if, as of a Participant’s Benefit Commencement Date, the combined value of his or her Distribution Accounts does not exceed the dollar threshold described in Code Section 402(g)(1)(B), as such amount is adjusted from time to time ($18,000 in 2017), the combined amount in all his or her Distribution Accounts shall be distributed in the form of a single lump sum payment as of such Benefit Commencement Date.

7.3.                            Prohibition on Acceleration of Distributions.  Except as provided in this Section and/or Code Section 409A, the Plan Administrator shall not permit the acceleration of the time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Plan, and no such payment may be made whether or not provided for under the terms of this Plan.  Examples of accelerations which are permissible (subject to the discretion of the Plan Administrator) follow:

(a)                                 The occurrence of Intervening Event or cancellation of a deferral election due to Disability;

(b)                                 A payment in compliance with a qualified domestic relations order, as described in Section 7.8;

(c)                                  A payment of a cash out with a value not greater than the applicable dollar amount under Code Section 402(g)(1)(B), as described in Section 7.2;

(d)                                 A payment of employment taxes;

(e)                                  A payment upon income inclusion under Code Section 409A;

(f)                                   A cancellation by the Plan Administrator of deferrals in connection with an Unforeseeable Emergency (or a hardship distribution under the 401(k) Plan) and distribution of amounts pursuant to such Unforeseeable Emergency;

(g)                                  A payment due to the termination and liquidation of the Plan under certain circumstances;

(h)                                 A payment of state, local or foreign taxes; and

(i)                                     Bona fide disputes as to the right to payment.

In the event that the Plan Administrator is considering any acceleration, the Plan Administrator shall determine whether such an acceleration is permissible under Code Section 409A and whether modification of the Plan is required to permit such acceleration.

7.4.                            Correction of Amounts Payable.  Anything contained in this Article 7 to the contrary notwithstanding, if, after the Separation from Service of a Participant, the amount of benefits which would have been payable to the Participant under this Plan is subject to any deduction, change, offset or correction, then the remaining amount payable to such Participant and the Participant’s Beneficiary shall be adjusted to reflect any such deduction, change, offset or correction.

7.5.                            Administrative Delay of Payments.  Payments under this Plan generally shall be made as of the time specified elsewhere in this Plan.  Notwithstanding the foregoing provision of this Section and such other provisions to the contrary, the requirement that a distribution commence or be made on or before a particular date or during a particular period shall be considered to be satisfied if delayed due to a reason permissible under Code Section 409A if paid by the time specified under Section 409A.  For example, if calculation of the amount to be paid on a specified Flexible Date is not administratively practicable by such date due to reasons beyond the control of the Participant the payment will be considered timely if payment is made during the first taxable year of the Participant in which the calculation is administratively practicable.  This Section is not intended to permit a Participant, former Participant or Beneficiary to elect to defer payment beyond the dates otherwise provided therefor in this Plan.

7.6.                            No Suspension of Benefits Due to Rehire.  As of the Effective Date, Code Section 409A does not permit a “suspension of benefits” on rehire.  Therefore, unless otherwise required by Section 409A, if a Participant has a bona fide payment event, the distribution resulting from such payment event shall not be suspended merely because the Participant is rehired after the Benefit Commencement Date but before the distribution is completed.

7.7.                            Consent Not Required.  No consent shall be required of any person (e.g., a spouse or beneficiary) in order for a Participant to elect another form of benefits or to revoke such an election, except to the extent required by a qualified domestic relations order, as described in Section 7.8.

7.8.                            Qualified Domestic Relations Orders.  Notwithstanding any distribution provision to the contrary, the Plan Administrator shall make payment to an alternate payee under a qualified domestic relations order. The Plan Administrator shall adopt a qualified domestic relations order policy applicable to the Plan.  To the extent appropriate and in compliance with Code Section 409A, the policy shall parallel that established from time to time for the 401(k) Plan unless the Plan Administrator determines otherwise.

ARTICLE 8
DEATH BENEFITS

8.1.                            Death On or After Benefit Commencement Date.  In the event of the death of a Participant or former Participant with a Vested Interest on or after the Participant’s Benefit Commencement Date, the Vested Interest shall be paid to the Participant’s Beneficiary in the manner elected by the Participant in his or her Deferral Election, which may be the continuation of the payments as if the Beneficiary were the Participant or as a single lump sum of all remaining payments.  For example, a Participant who, in accordance with his or her Deferral Election has begun receiving annual installments from his or her Separation Distribution Account, may have also elected that such installment payments are to continue after his or her death or that the remainder of his or her Vested Interest be paid in a single lump sum payment immediately following his or her death.

8.2.                            Death Prior To Benefit Commencement Date.  Each Participant shall elect the manner in which his or her Distribution Accounts shall be paid in the event of his or her death prior to the Participant’s Benefit Commencement Date.  The Participant may make a separate election with respect to his or her Separation Distribution Account and a separate election with respect to his or her Flexible Distribution Accounts as follows:

(a)                                 Separation Distribution Account.  The Participant may elect that his or her Separation Distribution Account shall be payable as an immediate lump sum payment following his or her death or be paid in the manner elected for payment upon Separation from Service but with payments based on the Participant’s death rather than his or her Separation from Service and without the six (6) month payment delay: and

(b)                                 Flexible Distribution Account.  The Participant may elect that his or her Flexible Distribution Accounts shall be payable as an immediate lump sum payment following his or her death or be paid on the date(s) elected for payment in the Participant’s currently effective Deferral Election.

8.3.                            Automatic Beneficiary.  Unless a Participant or former Participant has designated a Beneficiary in accordance with the provisions of Section 8.4 hereof, the Participant’s Beneficiary shall be deemed to be the person or persons in the first of the following classes in which there are any survivors of such Participant or former Participant:

(a)                                 the Participant’s spouse at the time of the Participant’s death;

(b)                                 the Participant’s issue, per stirpes;

(c)                                  the Participant’s parents; or

(d)                                 the Participant’s estate.

8.4.                            Designated Beneficiary or Beneficiaries.  A Participant or former Participant may, in the manner prescribed by the Plan Administrator, designate a Beneficiary or Beneficiaries to receive any benefit payable under Section 8.1 or 8.2 hereof.  In the event a Participant or former Participant dies at a time when the Participant has a designation on file which does not dispose of the total benefit distributable under Section 8.1 or 8.2 hereof, then the portion of such benefit distributable on behalf of said Participant or former Participant, the disposition of which was not determined by the deceased Participant’s or former Participant’s designation, shall be distributed to a Beneficiary determined under Section 8.3 hereof.  Any ambiguity in a Participant’s or former Participant’s Beneficiary designation shall be resolved by the Plan Administrator.

If a Participant is receiving installment payments and the Participant’s Beneficiary dies after the Participant’s Benefit Commencement Date, but prior to the death of the Participant, such Participant shall continue to receive the annual benefits payable under such form and he or she shall be entitled to designate a new Beneficiary.

ARTICLE 9
RIGHTS OF PARTICIPANTS AND BENEFICIARIES

9.1.                            Creditor Status of Participant and Beneficiary.  This Plan constitutes the unfunded, unsecured promise of the Company and, if the Participant is employed by another Participating Company, such Participating Company, to make benefit payments to such  Participant, former Participant or Beneficiary in the future and shall be a liability solely against the general assets of the Company and the applicable Participating Company, if any.  Neither the Company nor any Participating Company shall be required to segregate, set aside or escrow any amounts for the benefit of any Participant, former Participant or Beneficiary.  Each Participant, former Participant and Beneficiary shall have the status of a general unsecured creditor of the Company and, if applicable, the other Participating Company by which the Participant was employed, and may look only to the Company and applicable Participating Company, if any, and their general assets for payment of benefits under this Plan.

9.2.                            Rights with Respect to a Trust.  Any Trust, and any assets held thereby to assist the Company and the other Participating Companies in meeting their obligations under this Plan, shall in no way be deemed to controvert the provisions of Section 9.1 hereof.

9.3.                            Investments.  In its sole discretion, the Company may acquire (or direct the other Participating Companies to acquire) insurance policies, annuities or other financial vehicles for the purpose of providing future assets to the Company or the other Participating Companies to meet their anticipated liabilities under this Plan.  Without limiting the generality of the foregoing, the Company and other Participating Companies may (but need not) invest in investment funds to track the hypothetical investments of the Participants, former Participants and Beneficiaries.  Any policies, annuities or other investments shall at all times be and remain unrestricted general property and assets of the Company or other Participating Companies or property of a Trust.  Participants and Beneficiaries shall have no rights, other than as general unsecured creditors, with respect to such policies, annuities or other acquired assets, including any investment funds acquired to track their hypothetical investments and any investments held in a Trust.

ARTICLE 10
TRUST

10.1.                     Establishment of One or More Trusts.  Notwithstanding any other provision or interpretation of this Plan, the Company may establish one or more Trusts in which to hold cash, insurance policies or other assets to be used to make, or reimburse the Company and the other Participating Companies for, payments to the Participants, former Participants or Beneficiaries of all or part of the benefits under this Plan.  Any Trust assets shall at all times remain subject to the claims of general creditors of the Company and the other Participating Companies in the event of their insolvency as more fully described in the Trust.

10.2.                     Obligations of the Company.  Notwithstanding the fact that a Trust may be established under Section 10.1 hereof, the Company and other Participating Companies as applicable shall remain liable for paying the benefits under this Plan. However, any payment of benefits to a Participant, former Participant or Beneficiary made by such a Trust shall satisfy the obligation of the Company and other Participating Companies, as applicable, to make such payment to such person.

10.3.                     Trust Terms.  A Trust established under Section 10.1 hereof may be revocable by the Company; provided, however, that such a Trust may become irrevocable in accordance with its terms in the event of a Change in Control.  Such a Trust may contain such other terms and conditions as the Company may determine to be necessary or desirable.  The Company may terminate or amend a Trust established under Section 10.1 hereof at any time, and in any manner it deems necessary or desirable, subject to the preceding sentence and the terms of any agreement under which any such Trust is established or maintained.

ARTICLE 11
CLAIMS PROCEDURE

11.1.                     Claim for Benefits.  Any application for benefits made in accordance with Section 7.1 shall be considered a claim for benefits hereunder.  The Plan Administrator shall process each such claim and determine entitlement to benefits within thirty (30) days following its receipt of a completed application for benefits unless special circumstances require an extension of time for processing the claim.  If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial thirty (30) day period.  In no event shall such extension exceed a period of thirty (30) days from the end of such initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date as of which the Plan Administrator expects to render the final decision.

If such a claim is wholly or partially denied by the Plan Administrator, the Plan Administrator shall notify the claimant of the denial of the claim in writing, delivered in person or mailed by first class mail to the claimant’s last known address.  Such notice of denial shall contain:

(a)                                 the specific reason or reasons for denial of the claim;

(b)                                 a reference to the relevant Plan provisions upon which the denial is based;

(c)                                  a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

(d)                                 an explanation of this Plan’s claim review procedure.

The interpretations, determinations and decisions of the Plan Administrator shall be final and binding upon all persons with respect to any right, benefit and privilege hereunder, subject to the review procedures set forth in this Article 11.

11.2.                     Request for Review of a Denial of a Claim for Benefits.  Any claimant or any authorized representative of such claimant whose claim for benefits under this Plan has been denied or deemed denied, in whole or in part, by the Plan Administrator may upon written notice delivered to the Appeals Committee request a review by the Appeals Committee of such denial of the Participant’s claim for benefits.  Such claimant shall have sixty (60) days from the date the claim is deemed denied, or sixty (60) days from receipt of the notice denying the claim, as the case may be, in which to request such a review.  The claimant’s notice must specify the relief requested and the reason such claimant believes the denial should be reversed.

11.3.                     Appeals Procedure.  The Appeals Committee is hereby authorized to review the facts and relevant documents, including this Plan, to interpret this Plan and other relevant documents and to render a decision on the appeal of the claimant.  Such review may be made by written briefs submitted by the claimant and the Plan Administrator or at a hearing, or by both, as shall be deemed necessary by the Appeals Committee.  Upon receipt of a request for review, the Appeals Committee shall schedule a hearing to be held (subject to reasonable scheduling conflicts) not less than thirty (30) nor more than forty-five (45) days from the receipt of such request.  The date and time of such hearing shall be designated by the Appeals Committee upon not less than fifteen (15) days’ notice to the claimant and the Plan Administrator unless both of them accept shorter notice.  The notice shall specify that such claimant must indicate in writing, at least five (5) days in advance of the time established for such hearing, the claimant’s intention to appear at the appointed time and place, or the hearing will automatically be canceled.  The reply shall specify any other persons who will accompany the claimant to the hearing, or such other persons will not be admitted to the hearing.  The Appeals Committee shall make every effort to schedule the hearing on a day and at a time which is convenient to both the claimant and the Plan Administrator.  The hearing will be scheduled at the Company’s headquarters unless the Appeals Committee determines that another location would be more appropriate.  The claimant, or the claimant’s duly authorized representative, may review all pertinent documents relating to the claim in preparation for the hearing and may submit issues and comments in writing prior to or during the hearing.

11.4.                     Decision upon Review of Denial of Claim for Benefits.  After the review has been completed, the Appeals Committee shall render a decision in writing, a copy of which shall be sent to both the claimant and the Plan Administrator.  In making its decision the Appeals Committee shall have full power, authority, and discretion to determine any and all questions of fact, resolve all questions of interpretation of this instrument or related documents which may arise under any of the provisions of this Plan or such documents as to which no other provision for determination is made hereunder, and exercise all other powers and discretions necessary to be exercised under the terms of this Plan which it is herein given or for which no contrary provision is made and to determine the right to benefits of, and the amount of benefits, if any, payable to, any person in accordance with the provisions of this Plan.  The Appeals Committee shall render a decision on the claim review promptly, but not more than sixty (60) days after the receipt of the claimant’s request for review, unless a hearing is held, in which case the sixty (60) day period shall be extended to thirty (30) days after the date of the hearing.  Such decision shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and shall contain specific references to the pertinent provisions of the Plan and related documents upon which the decision is based.  The decision on review shall be furnished to the claimant within the appropriate time described above.  There shall be no further appeal from a decision rendered by the Appeals Committee.  The decision of the Appeals Committee shall be final and binding in all respects on the Plan Administrator, the Company and the claimant.  Except as otherwise provided by law, the review procedures of this Article 11 shall be the claimant’s sole and exclusive remedy and shall be in lieu of all actions at law, in equity, pursuant to arbitration or otherwise.

11.5.                     Establishment of Appeals Committee.  The Committee shall appoint the members of an Appeals Committee which shall consist of three (3) or more members.  The members of the Appeals Committee shall remain in office at the will of the Committee, and the Committee, from time to time, may remove any of said members with or without cause.  A member of the Appeals Committee may resign upon written notice to the remaining member or members of the Appeals Committee and to the Committee, respectively.  The fact that a person is a Participant or a former Participant or a prospective Participant shall not disqualify the claimant from acting as a member of the Appeals Committee, nor shall any member of the Appeals Committee be disqualified from acting on any question because of the claimant’s interest therein, except that no member of the Appeals Committee may act on any claim which such member has brought as a Participant, former Participant or Beneficiary under this Plan.  In case of the death, resignation or removal of any member of the Appeals Committee, the remaining members shall act until a successor-member shall be appointed by the Committee.  At the Plan Administrator’s request, the Committee shall notify the Plan Administrator in writing of the names of the original members of the Appeals Committee, of any and all changes in the membership of the Appeals Committee, of the member designated as Chairman, and the member designated as Secretary, and of any changes in either office.  Until notified of a change, the Plan Administrator shall be protected in assuming that there has been no change in the membership of the Appeals Committee or the designation of Chairman or of Secretary since the last notification was filed with it.  The Plan Administrator shall be under no obligation at any time to inquire into the membership of the Appeals Committee or its officers.  All communications to the Appeals Committee shall be addressed to its Secretary at the address of the Company.

11.6.                     Operations of Appeals Committee.  On all matters and questions, a decision of a majority of the members of the Appeals Committee shall govern and control.  Meetings may be held in person or by electronic means. In lieu of a meeting, decisions may be made by unanimous written consent.  The Appeals Committee shall appoint one of its members to act as its Chairman and another member to act as Secretary.  The terms of office of these members shall be determined by the Appeals Committee, and either or both the Secretary and Chairman may be removed by the other members of the Appeals Committee for any reason which such other members may deem just and proper.  The Secretary shall do all things directed by the Appeals Committee.  Although the Appeals Committee shall act by decision of a majority of its members as above provided, nevertheless in the absence of written notice to the contrary, every person may deal with the Secretary and consider the claimant’s acts as having been authorized by the Appeals Committee.  Any notice served or demand made on the Secretary shall be deemed to have been served or made upon the Appeals Committee.

11.7.                     Disability Claim.  If a claim requires a determination of Disability, these procedures will be administered to comply with applicable Department of Labor Regulations to the extent applicable.

11.8.                     Legal Action after Claims Procedure.  These claims procedures must be exhausted prior to any legal action against the Plan or any other person by or on behalf of the claimant.  Any legal action must be filed within one (1) year after the exhaustion of the claims and appeals process.

11.9.                     Alternative Claims Procedure.  The Company may adopt and alternative claims procedure in lieu of the procedure specified in this Plan.  Such alternative may include the claims procedure of the 401(k) Plan to the extent the provisions thereof shall be applicable.

ARTICLE 12
ADMINISTRATION

12.1.                     Appointment of Plan Administrator.  The Committee shall appoint the Plan Administrator which shall be any person(s), corporation or partnership (including the Company itself) as said Committee shall deem desirable in its sole discretion.  The Plan Administrator may be removed or resign upon thirty (30) days’ written notice or such lesser period of notice as is mutually agreeable.  Unless the Committee appoints another Plan Administrator, the Company shall be the Plan Administrator.

12.2.                     Powers and Duties of the Plan Administrator.  Except as expressly otherwise set forth herein, the Plan Administrator shall have the authority and responsibility granted or imposed on an “administrator” by ERISA.  The Plan Administrator shall determine any and all questions of fact, resolve all questions of interpretation of this Plan which may arise under any of the provisions of this Plan or any related document as to which no other provision for determination is made hereunder, and exercise all other powers and discretions necessary to be exercised under the terms of this Plan which it is herein given or for which no contrary provision is made.  The Plan Administrator shall have full power and discretion to interpret this Plan and related documents, to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, and to determine the rights and benefits, if any, of any Participant or other applicant, in accordance with the provisions of this Plan.  Subject to the provisions of any claims procedure hereunder, the Plan Administrator’s decision with respect to any matter shall be final and binding on all parties concerned, and neither the Plan Administrator nor any of its directors, officers, employees or delegates nor, where applicable, the directors, officers or employees of any delegate, shall be liable in that regard except for gross abuse of the discretion given it and them under the terms of this Plan.  All determinations of the Plan Administrator shall be made in a uniform, consistent and nondiscriminatory manner with respect to all Participants, former Participants and Beneficiaries in similar circumstances.  The Plan Administrator, from time to time, may designate one or more persons or agents to carry out any or all of its duties hereunder.

12.3.                     Delegation of Authority.  The Committee, or the Plan Administrator, with the approval of the Committee, may retain one or more third party vendors to aid in administration of the Plan and may delegate administrative authority to such vendor(s).

12.4.                     Engagement of Advisors.  The Plan Administrator may employ actuaries, attorneys, accountants, brokers, employee benefit consultants, and other specialists to render advice concerning any responsibility the Plan Administrator, Appeals Committee or Committee has under this Plan.  Such persons may also be advisors to the Company or any other Participating Company.

12.5.                     Payment of Costs and Expenses.  The costs and expenses incurred in the administration of this Plan shall be paid in either of the following manners as determined by the Company in its sole discretion:

(a)                                 the expenses may be paid directly by one or more of the Participating Companies; or

(b)                                 the expenses may be paid out of the Trust, if any (subject to any restriction contained in such Trust or required by law).

Such costs and expenses include those incident to the performance of the responsibilities of the Plan Administrator, Appeals Committee or Committee, including but not limited to, claims administration fees and costs, fees of accountants, legal counsel and other specialists, bonding expenses, and other costs of administering this Plan.  Notwithstanding the foregoing, in no event will any person serving in the capacity of Plan Administrator, Appeals Committee member or Committee member who is a full-time employee of a Participating Company be entitled to any compensation for such services.

ARTICLE 13
AMENDMENT AND TERMINATION

13.1.                     Power to Amend.  The Company reserves the right to amend the Plan retroactively or otherwise, in any manner that it deems advisable, by action of its Board.  No amendment shall, without the prior written consent of the Participant, former Participant or Beneficiary, as the case may be, affect the amount, Vested Percentage or form payment of the Participant’s, former Participant’s or Beneficiary’s benefits hereunder determined as of the date such amendment becomes effective nor the right of the Participant, former Participant or Beneficiary to receive such benefits, except to the extent any of the foregoing may be required or permissible under the law.

13.2.                     Power to Terminate.  The Company reserves the right to terminate the Plan at any time that it deems advisable, by action of its Board.  No termination shall, without the prior written consent of the Participant, former Participant or Beneficiary, as the case may be, affect the amount, Vested Percentage or form payment of the Participant’s, former Participant’s or Beneficiary’s benefits hereunder determined prior to such termination becomes effective nor the right of the Participant, former Participant or Beneficiary to receive such benefits, except to the extent any of the foregoing may be required or permissible under the law.  Except as otherwise permissible under the law, in accordance with Treasury Regulation 1.409A-3(j)(4)(ix), Plan termination may occur only (a) in connection with certain corporate liquidations or with the approval of a bankruptcy court, (b) within one month before or twelve (12) months after a change in control event as defined in Treasury Regulation 1.409A-3(i)(5) or (c) in accordance with the provisions of Treasury Regulation 1.409A-3(j)(4)(ix)(C).

13.3.                     Effects of Plan Termination.  If this Plan is terminated then, on and after the effective date of such termination, all deferrals hereunder shall cease.  All amounts then credited to each Participant’s Distribution Accounts shall become fully vested.  To the extent permitted under Code Section 409A concerning plan terminations and liquidations, upon Plan termination, each Participant’s Distribution Accounts shall be distributed in the form of a single lump sum payment of cash and/or Company Shares, notwithstanding any distribution elections then outstanding.

13.4.                     No Liability for Plan Amendment or Termination.  Neither the Company, nor any other Participating Company, nor the Board, Committee or any officer, Employee or Director thereof shall have any liability as a result of the amendment or termination of this Plan.  Without limiting the generality of the foregoing, neither the Company any other Participating Company, nor the Board, Committee nor any officer, Employee or Director thereof shall have any liability for to any Participant for terminating this Plan notwithstanding the fact that a Participant may have expected to make future deferrals and have future allocations made on the Participant’s behalf hereunder had this Plan remained in effect.

ARTICLE 14
PARTICIPATING COMPANIES

14.1.                     List of Participating Companies.  The Participating Companies as of the Effective Date are as follows:

Participating Companies	Adoption Date	Termination Date
None	N/A

14.2.                     Designation of Participating Companies.  A Subsidiary or an Affiliated Company, if organized under the laws of the United States of America or any State, may become a Participating Company under this Plan at any time.  Such a Subsidiary or Affiliated Company, may become a Participating Company by administrative action by the Company, without the need for amendment hereof.  Thereafter Section 14.1 may be amended to document the addition of such Participating Company.  Such amendment shall specify the name of the Participating Company, its Adoption Date and other pertinent information.  The coverage of an Employee of a Subsidiary or Affiliated Company with the cooperation of the Subsidiary or Affiliated Company shall be deemed the adoption of this Plan by such Subsidiary or Affiliated Company and the agreement to its terms as the same may be amended from time to time.

14.3.                     Adoption of Supplements.  The Company may determine that special provisions shall be applicable to some or all of the Participants of a Participating Company, either in addition to or in lieu of certain provisions of this Plan.  In such event, the Company shall adopt a Supplement with respect to the Participating Company which employs such individuals which Supplement shall specify by name or otherwise the Employees of the Participating Company covered thereby and the special provisions applicable to such Employees.  Any Supplement shall be deemed to be a part of this Plan solely with respect to the Employees specified therein.

14.4.                     Amendment of Supplements.  The Company, from time to time, may amend, modify or terminate any Supplement; provided, however, that no such action shall operate so as to deprive any Participant who was covered by such Supplement of any vested rights to which the Participant is entitled under this Plan or the Supplement.

14.5.                     Termination of Participation of Participating Company.  A Participating Company whose status as a Subsidiary or Affiliated Company terminates shall no longer be deemed a Participating Company as of the date of the termination of such Subsidiary or Affiliated Company status.  Alternatively, the Company may terminate this Plan with respect to Participants employed by any Participating Company by an amendment to Section 14.1 hereof which specifies the name of the Participating Company, and its Termination Date, and other pertinent information.  Distribution of the benefits of Participants employed by said Participating Company shall thereupon be made in the manner provided in Article 13 hereof.

14.6.                     Delegation of Authority.  The Company is hereby fully empowered to act on behalf of itself and the other Participating Companies as it may deem appropriate in maintaining the Plan.  Without limiting the generality of the foregoing, such actions include obtaining and retaining relevant tax advantages for the Plan.  Furthermore, the adoption by the Company of any amendment to the Plan or the termination thereof, will constitute and represent, without any further action on the part of any Participating Company, the approval, adoption, ratification or confirmation by each Participating Company of any such amendment or termination.  In addition, the appointment of or removal by the Company of any member of the Appeals Committee, any Plan Administrator or other person under the Plan shall constitute and represent, without any further action on the part of any Participating Company, the appointment or removal by each Participating Company of such person.

14.7.                     Amendment Restrictions and Procedures.  Amendments authorized by this Article 14, including those adding or removing a Participating Company, shall be subject to the provisions of Article 13 hereof dealing with amendment and termination of the Plan, as applicable.

ARTICLE 15
MISCELLANEOUS

15.1.                     Non-Alienation.  Subject to Section 7.8 regarding qualified domestic relations orders, no benefits or amounts credited to a Participant’s Distribution Accounts under this Plan shall be subject in any manner to be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, attached, garnished or charged in any manner (either at law or in equity), and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach, garnish or charge the same shall be void; nor shall any such benefits or amounts in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefits or amounts as are herein provided for him or her.  Notwithstanding any other provision or interpretation of this Plan, the Company may establish a Trust in which to hold cash, insurance policies or other assets to be used to make, or reimburse the Participating Companies for, payments to the Participants or Beneficiaries of all or part of the benefits under this Plan.  Any Trust assets shall at all times remain subject to the claims of general creditors of the Participating Companies in the event of their insolvency as more fully described in the Trust.

15.2.                     Tax Withholding.  The Company or any other Participating Company may withhold from a Participant’s compensation or any payment made by it under this Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Code or the Social Security Act or any state or local income or employment tax act or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder.

15.3.                     Incapacity and Facility of Payment.  If the Plan Administrator determines that any Participant or other person entitled to payments under this Plan is incompetent by reason of physical or mental disability and is consequently unable to give a valid receipt for payments made hereunder, or is a minor, the Plan Administrator may order the payments becoming due to such person to be made to another person for the Participant’s benefit, without responsibility on the part of the Plan Administrator to follow the application of amounts so paid.  Payments made pursuant to this Section shall completely discharge the Plan Administrator, the Company and the other Participating Companies and the Appeals Committee and, as applicable, the employees and directors thereof with respect to such payments.

15.4.                     Administrative Forms.  All applications, elections and designations in connection with this Plan made by a Participant or other person shall become effective only when duly executed on forms provided by the Plan Administrator and filed with the Plan Administrator.

15.5.                     Independence of Plan.  Except as otherwise expressly provided herein, this Plan shall be independent of, and in addition to, any other benefit agreement or plan of a Participating Company or any rights that may exist from time to time thereunder.

15.6.                     No Employment Rights Created.  This Plan shall not be deemed to constitute a contract of employment between the Company or any other Participating Company and any Participant, nor confer upon any Participant the right to be retained in the service of the Company or any other Participating Company for any period of time, nor shall any provision hereof restrict the right of any Company to discharge or otherwise deal with any Participant.

15.7.                     No Responsibility for Legal or Tax Effect.  Neither the Company, nor any other Participating Company, nor the Board, the Committee, the Appeals Committee, nor any officer, Employee or Director of any of them, makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax, or other implications or effects of this Plan.  Without limiting the generality of the foregoing, neither the Company nor any other Participating Company, nor the Board, the Committee, the Appeals Committee, nor any officer, Employee or Director of any of them have any liability for any tax liability which a Participant may incur resulting from participation in this Plan or the payment of benefits hereunder.

15.8.                     Limitation of Duties.  The Company, the Participating Companies, the Committee, the Plan Administrator, the Appeals Committee, and their respective officers, members, employees and agents shall have no duty or responsibility under this Plan other than the duties and responsibilities expressly assigned to them herein or delegated to them pursuant hereto.  None of them shall have any duty or responsibility with respect to the duties or responsibilities assigned or delegated to another of them.

15.9.                     Limitation of Company Liability.  Any right or authority exercisable by the Company, pursuant to any provision of this Plan, shall be exercised in the Company’s capacity as sponsor of this Plan, or on behalf of the Company in such capacity, and not in a fiduciary capacity, and may be exercised without the approval or consent of any person in a fiduciary capacity.  Neither the Company nor any other Participating Company, nor any of their respective officers, Employees or Directors, shall have any liability to any party for its exercise of any such right or authority.

15.10.              Successors.  The terms and conditions of this Plan shall inure to the benefit of and bind the Company, the other Participating Companies, the Participants, former Participants, their Beneficiaries, and the successors and personal representatives of the Participants, former Participants and their Beneficiaries.

15.11.              Controlling Law.  This Plan shall be construed in accordance with the laws of the State of Indiana, without regard to its conflict of laws rules to the extent not preempted by laws of the United States.

15.12.              Headings and Titles.  The Section headings and titles of Articles used in this Plan are for convenience of reference only and shall not be considered in construing this Plan.

15.13.              General Rules of Construction.  The masculine gender shall include the feminine and neuter, and vice versa, as the context shall require.  The singular number shall include the plural, and vice versa, as the context shall require.  The present tense of a verb shall include the past and future tenses, and vice versa, as the context may require.

15.14.              Execution in Counterparts.  This Plan may be executed in any number of counterparts each of which shall be deemed an original and said counterparts shall constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.

15.15.              Severability.  In the event that any provision or term of this Plan, or any agreement or instrument required by the Plan Administrator hereunder, is determined by a judicial, quasi-judicial or administrative body to be void or not enforceable for any reason, all other provisions or terms of this Plan or such agreement or instrument shall remain in full force and effect and shall be enforceable as if such void or unenforceable provision or term had never been a part of this Plan, or such agreement or instrument except as to the extent the Plan Administrator determines such result would have been contrary to the intent of the Company in establishing and maintaining this Plan.

15.16.              Indemnification.  The Company and the other Participating Companies shall jointly and severally indemnify, defend, and hold harmless any Employee, officer or director of the Company or any other Participating Company for all acts taken or omitted in carrying out the responsibilities of the Company, Participating Company, Board, Committee, Plan Administrator or Appeals Committee under the terms of this Plan or other responsibilities imposed upon such individual by law.  This indemnification for all such acts taken or omitted is intentionally broad, but shall not provide indemnification for any civil penalty that may be imposed by law, nor shall it provide indemnification for embezzlement or diversion of Plan funds for the benefit of any such individual.  The Participating Companies shall jointly and severally indemnify (including advancement of funds) to any such individual for expenses of defending an action by a Participant, former Participant, Beneficiary, service provider, government entity or other person, including all legal fees and other costs of such defense.  The Participating Companies shall also reimburse any such an individual for any monetary recovery in a successful action against such individual in any federal or state court or arbitration.  In addition, if a claim is settled out of court with the concurrence of the Company, the Company and the other Participating Companies shall jointly and severally indemnify any such individual for any monetary liability under any such settlement, and the expenses thereof.  Such indemnification will not be provided to any person who is not a present or former officer, Employee or director of the Company or any other Participating Company nor shall it be provided for any claim by the Company or any other Participating Company against any such person.

15.17.              Paperless Administration.  If this Plan requires that an action shall be in writing, then, to the extent permitted and effective pursuant to law, and approved by the Plan Administrator on a nondiscriminatory basis, such action may be taken in person, telephonically or electronically in lieu of such written action.

IN WITNESS WHEREOF, HAYNES INTERNATIONAL, INC., the Company, by its appropriate officer duly authorized, has caused this Plan to be executed and adopted as of November 20, 2017.

HAYNES INTERNATIONAL, INC.

By:	/s/ Janice Gunst

Its:	Vice President — General Counsel

EXHIBIT A

OFFICER POSITIONS ELIGIBLE TO PARTICIPATE IN THE PLAN

•                  President and Chief Executive Officer

•                  Vice President — Finance and Chief Financial Officer

•                  Vice President — Marketing and Technology

•                  Vice President — Sales and Distribution

•                  Controller; Chief Accounting Officer

•                  Vice President — Corporate Affairs

•                  Vice President — Manufacturing

•                  Vice President — Tube and Wire Products

•                  Vice President — General Counsel and Corporate Secretary

•                  Vice President — Chief Information Officer